EXHIBIT 99.1

Hooker Furniture Reports Sales, Earnings Declines for Fiscal 2009 First Quarter

MARTINSVILLE, Va., June 10, 2008 (PRIME NEWSWIRE) -- Hooker Furniture Corporation (Nasdaq:HOFT) today reported net sales of $71.0 million and net income of $2.6 million, or $0.23 per share, for the quarter ended May 4, 2008.

Fiscal 2009 first quarter net sales of $71.0 million decreased $6.3 million, or 8.1%, compared to the fiscal 2008 first quarter net sales of $77.3 million.

2009 first quarter net income of $2.6 million decreased $1.7 million, or 39.2%, compared to the 2008 quarter net income of $4.3 million. Earnings per share of $0.23 decreased $0.10, or 30.3%, when compared to the 2008 quarter earnings per share of $0.33. Operating income for the 2009 first quarter decreased to $4.0 million, or 5.6% of net sales, compared to operating income of $6.2 million, or 8.0% of net sales, in the 2008 quarter. The primary contributors to the decrease in net income, earnings per share and operating income were:

 * A decline in net sales by $6.3 million, or 8.1%, and,

 * a $1.3 million, or 8.4% increase in selling and administrative costs to $17.3 million, or 24.4% of net sales, compared to $16.0 million, or 20.7% of net sales in the fiscal 2008 first quarter, principally due to the additional selling and administrative costs for Sam Moore, which was acquired at the close of the fiscal 2008 first quarter;
   partially offset by

 * lower selling costs related to the Company's wood and
   Bradington-Young upholstery operations; and

 * an improvement in gross profit margin to 30.0% compared with 28.6%
   in the prior year quarter, principally as a result of significantly lower net sales of heavily discounted, discontinued, domestically produced wood furniture compared to the fiscal 2008 first quarter.

"We're disappointed that this quarter's profitability performance is below what we've historically and recently achieved at Hooker Furniture," said Paul B. Toms Jr., chairman, chief executive officer and president. "These results are driven almost totally by the continuing and significant decline year-over-year in sales in this difficult retail environment. We still believe we have the right business model, and that all the operational initiatives we're working on are the right ones. We demonstrated during our recently completed 2008 fiscal year that our business model should enable us to produce strong operating margins. However, before that can happen, sales have to improve, so we are looking at ways to try and stimulate demand for our products. Also we need to further reduce our operating costs and we are looking for meaningful opportunities to accomplish that without sacrificing service, quality and initiatives that support growth when the economy finally rebounds."

Net sales decreased, versus the 2008 comparable quarter, across all product lines including wood, metal and leather upholstered furniture, partially offset by $6.9 million in net sales from Sam Moore Furniture's upholstery operation, which was acquired by Hooker on April 28, 2007.

Product mix drove the Company's improvement in gross profit margin to 30% of net sales in the fiscal 2009 first quarter compared with 28.6% in the prior year quarter. "We're pleased with the gross margin performance in the first quarter," said Toms. "We're seeing less of an impact from sales of the remaining lower margin domestically-produced wood furniture inventory each month. However, our gross margin improvement is somewhat offset by our domestic manufacturing upholstery operations running reduced work schedules due to lower demand," Toms said. "We expect their performance will improve when demand increases."

Hooker continues to report improvements in its inventory and cash positions. At the end of the 2009 first quarter, inventories of $42.3 million (excluding $3.8 million in inventory related to Sam Moore), decreased 8.8% from $46.4 million at February 3, 2008. The Company's cash position increased 16.9% from $33.1 million at the end of the 2008 fiscal year to $38.7 million at the end of the fiscal 2009 first quarter.

During the first three months of fiscal 2009, the Company generated $8.8 million in cash flow from operations. The Company used this cash flow during the 2009 three-month period to fund: 1) an increase of cash and cash equivalents ($5.6 million); 2) dividends ($1.2 million); 3) common stock repurchases ($856,000); 4) a scheduled debt repayment ($655,000); and 5) capital expenditures ($473,000).

Business Outlook

"We expect retail conditions to be sluggish for the rest of the year," Toms said. "We are implementing measures to defer, reduce, or eliminate certain spending plans in response to lower sales volume, continuing to progress in managing our supply chain, warehousing and distribution operations, adjusting our inventory levels to current business conditions and evaluating the Company's domestic upholstery manufacturing work schedules and facilities for optimal capacity utilization and operational efficiencies. Our biggest opportunities presently are to work with our retailers to stimulate demand and look for additional ways to reduce costs without compromising product quality or service. We don't want to overreact in our cost cutting, because we believe the economic downturn is temporary. We continue to make investments in our business that will pay dividends when demand improves."

Announcements

During its meeting in April 2008, the Board of Directors approved an additional $10 million for the repurchase of the Company's common stock. "Along with the $40 million in stock repurchases authorized in fiscal 2008, this additional authorization continues to demonstrate the Board's confidence in the Company's strategy, growth opportunities and financial strength, and provides a means to enhance shareholder value," Toms said.

Also at today's meeting, the Company's Board of Directors declared a quarterly cash dividend of $0.10 per share, payable on August 29, 2008 to shareholders of record August 15, 2008.

Conference Call Details

Hooker Furniture will present results for its fiscal 2008 third quarter via teleconference and live internet web cast on Wednesday morning, June 11, 2008 at 9:00 a.m. Eastern Daylight Time. The dial-in number for domestic callers is 877-419-6600, and 719-325-4933 is the number for international callers.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2007 shipments to U.S. retailers, Hooker Furniture Corporation is an 84-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, bedroom and bath furniture under the Hooker Furniture brand and youth bedroom furniture sold under the Opus Designs brand. Hooker's residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4305

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: general economic or business conditions, both domestically and internationally; price competition in the furniture industry; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company's imported products; the cyclical nature of the furniture industry; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; supply, transportation and distribution disruptions, particularly those affecting imported products; risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices of key raw materials, transportation and warehousing costs, domestic labor costs and environmental compliance and remediation costs; the Company's ability to successfully implement its business plan to increase Sam Moore Furniture's and Opus Design's sales and improve their financial performance; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; competition from non-traditional outlets, such as catalogs, internet and home improvement centers; and changes in consumer preferences, including increased demand for lower quality, lower priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases. Any forward looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

                                Table I
             HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)
                              (Unaudited)

                                            Thirteen Weeks Ended
                                             May 4,      April 29,
                                              2008       2007 (a)
                                           ---------    ---------

 Net sales                                 $  71,027    $  77,294

 Cost of sales                                49,735       55,216
                                           ---------    ---------

   Gross profit                               21,292       22,078

 Selling and administrative expenses          17,342       16,001

 Restructuring credit                                        (129)
                                           ---------    ---------

   Operating income                            3,950        6,206

 Other income, net                               187          533
                                           ---------    ---------

   Income before income taxes                  4,137        6,739

 Income taxes                                  1,532        2,453
                                           ---------    ---------

   Net income                              $   2,605    $   4,286
                                           =========    =========

 Earnings per share:
   Basic                                   $    0.23    $    0.33
                                           =========    =========
   Diluted                                 $    0.23    $    0.33
                                           =========    =========

 Weighted average shares outstanding:
   Basic                                      11,533       13,172
                                           =========    =========
   Diluted                                    11,539       13,173
                                           =========    =========

 Cash dividends declared per share         $    0.10    $    0.10
                                           =========    =========

 (a)  During the fiscal 2008 first quarter, the Company recorded a restructuring credit principally for reversal of previously accrued healthcare benefits for terminated employees at the former Pleasant Garden, N.C. facility that were not paid
      ($129,000).

                               Table II
             HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 (In thousands, including share data)
                              (Unaudited)

                                            May 4,     February 3,
                                             2008         2008
                                           ---------    ---------
 Assets
 Current assets
   Cash and cash equivalents               $  38,654    $  33,076
   Trade accounts receivable, less
    allowance for doubtful accounts of
    $1,607 and $1,750 on each date            34,549       38,229
   Inventories                                46,155       50,560
   Prepaid expenses and other
    current assets                             3,363        3,552
                                           ---------    ---------
     Total current assets                    122,721      125,417
 Property, plant and equipment, net           25,257       25,353
 Goodwill                                      3,778        3,774
 Intangible assets                             5,884        5,892
 Cash surrender value of life
  insurance policies                          12,703       12,173
 Other assets                                  2,467        2,623
                                           ---------    ---------
        Total assets                       $ 172,810    $ 175,232
                                           =========    =========

 Liabilities and Shareholders' Equity
 Current liabilities
   Trade accounts payable                  $  12,493    $  13,025
   Accrued salaries, wages and benefits        2,713        3,838
   Other accrued expenses                      2,347        3,553
   Current maturities of long-term debt        2,744        2,694
                                           ---------    ---------
     Total current liabilities                20,297       23,110
 Long-term debt, excluding
  current maturities                           4,513        5,218
 Deferred compensation                         5,824        5,369
 Other long-term liabilities                     709          709
                                           ---------    ---------
        Total liabilities                     31,343       34,406

 Shareholders' equity
   Common stock, no par value, 20,000
    shares authorized, 11,518 and 11,561
    shares issued and outstanding on
    each date                                 18,133       18,182
   Retained earnings                         123,495      122,835
   Accumulated other comprehensive loss         (161)        (191)
                                           ---------    ---------
     Total shareholders' equity              141,467      140,826
                                           ---------    ---------
        Total liabilities and
         shareholders' equity              $ 172,810    $ 175,232
                                           =========    =========

                               Table III
             HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)
                              (Unaudited)

                                            Thirteen Weeks Ended
                                            May 4,      April 29,
                                             2008          2007
                                           ---------    ---------
 Cash flows from operating activities
   Cash received from customers            $  74,776    $  79,493
   Cash paid to suppliers and employees      (64,158)     (56,173)
   Income taxes paid, net                     (2,061)      (4,098)
   Interest received, net                        161          387
                                           ---------    ---------
     Net cash provided by
      operating activities                     8,718       19,609
                                           ---------    ---------

 Cash flows from investing activities
   Acquisitions, net of cash acquired                     (10,168)
   Purchase of property, plant
    and equipment                               (473)        (730)
   Proceeds from the sale of property
    and equipment                                              88
                                           ---------    ---------
     Net cash used in
      investing activities                      (473)     (10,810)
                                           ---------    ---------

 Cash flows from financing activities
   Purchases and retirement of
    common stock                                (856)      (7,261)
   Cash dividends paid                        (1,156)      (1,327)
   Payments on long-term debt                   (655)        (609)
                                           ---------    ---------
     Net cash used in financing
      activities                              (2,667)      (9,197)
                                           ---------    ---------

 Net increase (decrease) in cash and
  cash equivalents                             5,578         (398)
 Cash and cash equivalents at beginning
  of period                                   33,076       47,085
                                           ---------    ---------
   Cash and cash equivalents at end
    of period                              $  38,654    $  46,687
                                           =========    =========

 Reconciliation of net income to net
  cash provided by operating activities
   Net income                              $   2,605    $   4,286
     Depreciation and amortization               574          705
     Non-cash restricted stock awards
      and performance grants                     148           11
     Restructuring credit                                    (129)
     Loss on disposal of property                               9
     Provision for doubtful accounts              96          349
     Deferred income tax expense                 187          777
     Changes in assets and liabilities,
      net of effect from acquisition:
           Trade accounts receivable           3,584        1,868
           Inventories                         4,405       12,991
           Prepaid expenses and
             other assets                       (391)        (343)
           Trade accounts payable               (532)         996
           Accrued salaries, wages
            and benefits                      (1,125)        (653)
           Accrued income taxes                 (716)      (2,421)
           Other accrued expenses               (442)         992
           Other long-term liabilities           325          171
                                           ---------    ---------
              Net cash provided by
               operating activities        $   8,718    $  19,609
                                           =========    =========

CONTACT:  Hooker Furniture Corporation
          Paul B. Toms Jr., Chairman, Chief Executive Officer
           and President
            (276) 632-2133
          E. Larry Ryder, Executive Vice President &
           Chief Financial Officer
            (276) 632-2133
          Kim D. Shaver, Vice President, Marketing Communications
            (336) 454-7088